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                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549


                               Form 8-K

                            CURRENT REPORT


                Pursuant to Section 13 or 15(d) of the
                   Securities Exchange Act of 1934


   Date of Report (Date of earliest event reported) March 29, 1996



                    Registrant; State of Incorporation;                          IRS Employer
Commission File Number                                Address; and Telephone Number        Identification
No.

1-5532              PORTLAND GENERAL CORPORATION      93-0909442
                    (an Oregon Corporation)
                    121 SW Salmon Street
                    Portland, Oregon 97204
                    (503) 464-8820


1-5532-99           PORTLAND GENERAL ELECTRIC COMPANY 93-0256820
                    (an Oregon Corporation)
                    121 SW Salmon Street
                    Portland, Oregon 97204
                    (503) 464-8000



                     121 S.W. Salmon Street, Portland, Oregon            97204
                      (Address of principal executive offices)         (zip code)

               Registrant's telephone number, including area code 503-464-8820

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Item 5.  Other Events

Settlement Reached - On March 29, 1996 Portland General Electric Company (PGE) and Southern California Edison (SCE) reached a settlement in a complaint filed by SCE regarding a long-term power sale and exchange agreement. The complaint filed in August 1994 claimed that PGE's closure of the Trojan Nuclear Plant allowed SCE to terminate the contract. In August 1995, the Oregon State Circuit Court ruled that the plant's closure did not provide a basis for termination of the agreement. Rather than proceed with an appeal process, the utilities entered into mediation which resulted in a settlement (Termination Agreement) to amend and ultimately terminate the long-term contract. If approved by the Federal Regulatory Energy Commission (FERC) and the California Public Utility Commission (CPUC), the Termination Agreement will release all previous claims asserted in the legal dispute.

PGE and SCE entered into the 25-year power sale and exchange agreement in July 1986 (Power Agreement). In exchange for payments by SCE, PGE makes firm capacity and associated energy from its system available to SCE, provides preferential access to economy energy and engages in a seasonal capacity and energy exchange with SCE. Under the Termination Agreement both companies have agreed to amend the Power Agreement to continue the preferential access to economy energy and capacity portion of the contract, but suspend the seasonal exchange. Once FERC approval is obtained, the amended Power Agreement will terminate at the end of the calendar year in which the CPUC approves the settlement in exchange for the termination payments discussed below. Upon termination PGE would no longer provide service of any kind under either the Power Agreement or the Termination Agreement. The regulatory approval process is not expected to extend beyond 1997.

Until the amended Power Agreement is terminated, SCE will continue to make annual payments of $16.9 million to PGE as set forth under the terms of the Power Agreement. Upon termination, the SCE annual payments under the Termination Agreement will be $15 million through 1999 and $32 million from 2000 through 2002. The Power Agreement was scheduled to expire at year-end 2010.


                              Signatures


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.


                    Portland General Corporation
                    Portland General Electric Company




April 3, 1996       By     /s/  Joseph E. Feltz
                                Joseph E. Feltz
                               Assistant Controller
                               Assistant Treasurer

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